EXHIBIT 99.1

Kohlberg Capital Corporation Announces Name Change to KCAP Financial, Inc.

NEW YORK, July 11, 2012 (GLOBE NEWSWIRE) -- KCAP Financial, Inc. (formerly Kohlberg Capital Corporation) (Nasdaq:KCAP) today announced that it has changed its corporate name to KCAP Financial, Inc. from Kohlberg Capital Corporation. The Company's stock will continue trading on the NASDAQ under the "KCAP" ticker symbol. The Company's common stock has been assigned a new CUSIP number of 48668E 101 in connection with the name change. Outstanding stock certificates are not affected by the name change and will not need to be exchanged. "The Company believes that the proposed name change to KCAP Financial, Inc., appropriately reflects its business activities and will help preserve the Company's brand recognition," said Dayl Pearson, President and Chief Executive Officer of KCAP Financial, Inc.

The Company's corporate website address will change from www.kohlbergcapital.com to www.KCAPFinancial.com, effective July 16, 2012. More information about the Company may be found on its website.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company's middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company's wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

KCAP-G

CONTACT: KCAP Financial, Inc.
         Denise Rodriguez, Investor Relations
         (212) 455-8300
         info@kohlbergcapital.com